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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We hereby consent to the use of our reports relating to the combined financial statements of Allied Environmental Services, Inc. and affiliates dated October 12, 1995 (except Notes 1 and 7 which are June 25, 1996) for the five month period ended November 30, 1994 and seven month period ended June 30, 1995 and November 12, 1996 for the year ended June 30, 1996, included in Eastern Environmental Services, Inc.'s Form 8-K dated July 2, 1996 (as amended on Forms 8-K/A dated September 16, 1996, May 13, 1997, June 6, 1997 and July 10, 1997).


                                                /s/ BDO Seidman, LLP
Philadelphia, Pennsylvania
July 10, 1997